Exhibit 4.1

                   AMENDMENT TO PERSONAL EMPLOYMENT AGREEMENT

This Agreement (the "Agreement"), which shall be effective as of June 22, 2005, is made by and among m-Wise, Inc., a company organized under the laws of the State of Delaware, USA (the "Company"), the Company with principal places of business at 3 Sapir St., Herzliya 46728; and Gabriel (Gabi) Kabazo, residing at 456 Moberly Road, Vancouver, Canada (the "Employee").

                                   WITNESSETH

WHEREAS, the Company desires to issue Employee 5,000,000 shares of the Company's common stock (the "Shares") valued at the closing price of the Company's common stock on the day prior to the date hereof; and

WHEREAS, the Employee agrees to render services subject to and in accordance with the provisions of the Personal Employment Agreement dated October 1, 2002 ("Employment Agreement").

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.    Issuance of the Shares

1.1 The Company agrees to issue the Shares to the Employee for serving as Chief Financial Officer of the Company.

1.2 The Employee acknowledged and agreed to perform the services consistent with the Employment Agreement.

      The Employee acknowledges and agrees that the issuance of the Shares is subject to the Employment Agreement.

1.3 The Employee and the Company acknowledge that the Shares are being issued for valid services rendered and do not relate to any investor relation services and are not being issued in connection with any financing undertaken by the Company.

2.    Term and Termination

2.1 This Agreement shall be in effect as of the date hereof, and shall continue to be in full force and effect for an undefined period, until terminated as hereafter provided.

2.2 Upon termination of the employment relationship pursuant to Section 5 of the Employment Agreement the Company will not have any further obligation or liability under this Agreement.

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3.    Entire Agreement; Amendment; Severability

3.1. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and contains all of the promises, understandings, undertakings, and other representations made by the parties to each other, all of which are merged herein.

3.2. This Agreement shall prevail over any prior agreement, understanding, promise or undertaking of the parties, whether written or oral, with respect to the subject matter hereof, all of which are merged herein.

3.3. This Agreement shall not be amended, modified or varied other than by written instrument executed by both parties or their duly authorized representatives.

3.4. No failure or delay of either party hereto in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or non-performance by either party of any of the terms or conditions hereof.

3.5. If any provision of this Agreement (including any sentence, clause or part thereof) shall be adjudicated to be invalid or unenforceable, such provisions shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudicate is made. Any determination of the invalidity or unenforceability of any provision of the Agreement shall not affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby.

4.    Notice; Addresses

4.1. The addresses of the parties hereto for purposes of this Agreement shall be the addresses set forth above, or any other address which shall be provided by due notice.

4.2. All notices in connection with this Agreement shall be sent by registered mail, transmitted by facsimile or other electronic communication or delivered by hand to the addresses set forth above, and shall be deemed to have been delivered to the other party, if sent by registered mail, three
      (3) business days from the date of mailing; or if delivered by hand, upon actual delivery or proffer of delivery. Delivery by facsimile or other electronic communication shall be deemed to have received upon electronic confirmation of receipt.

5.    Miscellaneous

5.1.  The preamble to this Agreement constitutes an integral part hereof.

5.2. Headings are included for convenience purposes only and are not to be used in interpreting this Agreement.

5.3. The provisions of this Agreement are in lieu of any provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable lawful provisions).

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5.4.  This  Agreement  is personal  and  non-assignable  by the  Employee.  This
      Agreement shall inure to the benefit of the Company and m-Wise's successors and assigns.

5.5. It is hereby agreed between the parties that the laws of the State of Israel shall apply to this Agreement and that the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the applicable court of the Tel-Aviv-Jaffa District.


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IN WITNESS WHEREOF the parties affix their  signatures  hereto,  effective as of the date first above written.

M-WISE, INC.                              GABRIEL KABAZO


Signature: /s/ Shay Ben Asulin            Signature: /s/ Gabriel Kabazo
          ----------------------------              ----------------------------
          Name:  Shay Ben Asulin
          Title: Chairman